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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                       PHILIPS INTERNATIONAL REALTY CORP.
                     --------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
                     --------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    718333107
                     --------------------------------------
                                 (CUSIP NUMBER)


--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/X/      RULE 13d-1(b)

/ /      RULE 13d-1(c)

/ /      RULE 13d-1(d)


                                PAGE 1 OF 8 PAGES


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  1       NAME OF REPORTING PERSON:
          LaSalle Investment Management, Inc.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-4160747
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
                       ---------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              0
      OWNED BY         ---------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH              0
                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by LaSalle Investment Management (Securities), L.P.
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       2

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--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON:
          LaSalle Investment Management (Securities), L.P.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-3991973
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /X/
                                                                    (b) / /
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
                       ---------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              0
      OWNED BY         ---------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH              0
                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by LaSalle Investment
          Management, Inc.
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       3

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ITEM 1.

         (a)      Name of Issuer

                  Philips International Realty Corp.

         (b)      Address of Issuer's Principal Executive Offices

                  417 Fifth Avenue
                  New York, NY  10016

ITEM 2.

       LaSalle Investment Management, Inc. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Investment Management, Inc.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601

         (c)      Citizenship

                  Maryland

         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  411465107

         LaSalle Investment Management (Securities), L.P. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Investment Management (Securities), L.P.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601

         (c)      Citizenship

                  Maryland


                                       4

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         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  94856P102

ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a) / / Broker or Dealer registered under Section 15 of the Act
         (b) / / Bank as defined in Section 3(a)(6) of the Act
         (c) / / Insurance Company as defined in Section 3(a)(19) of the Act
         (d) / / Investment Company registered under Section 8 of the Investment Company Act
         (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
         (g) / / Parent Holding Company, in accordance with
                 Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) / / Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

         * This response is provided on behalf of LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P., each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4. OWNERSHIP

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       LaSalle Investment Management, Inc. provides the following information:

         (a)      Amount Beneficially Owned

                  0

         (b)      Percent of Class

                  0.0%

                                       5

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         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote

                           0

                  (ii)     shared power to vote or to direct the vote

                           0

                  (iii)    sole power to dispose or to direct the disposition of

                           0

                  (iv) shared power to dispose or to direct the disposition of

                           0

       LaSalle Investment Management (Securities), L.P. provides the following information:

         (a)      Amount Beneficially Owned

                  0

         (b)      Percent of Class

                  0.0%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote

                           0

                  (ii)     shared power to vote or to direct the vote

                           0

                  (iii)    sole power to dispose or to direct the disposition of

                           0

                  (iv) shared power to dispose or to direct the disposition of

                           0


                                       6

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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  The two members of the Group are: LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LIMS").

                  LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and LIMS, each registered investment advisers, have different advisory clients.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                       7

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.


Dated: February 14, 2002


                           LASALLE INVESTMENT MANAGEMENT, INC.


                           By: /s/ DENISE R. ORGANT
                               --------------------------------------
                           Name: Denise R. Organt
                           Title: Vice President


                           LASALLE INVESTMENT MANAGEMENT (SECURITIES), L.P.


                           By: /s/ DENISE R. ORGANT
                               --------------------------------------
                           Name: Denise R. Organt
                           Title: Vice President


                                       8